Resolve Staffing Reports Record Second Quarter Financial Results

August 11, 2006 (Cincinnati, OH) - Resolve Staffing, a national provider of Human Resource Outsourcing (HRO) services, today announced financial results for its second quarter ended June 30, 2006.

Revenue for the second quarter of fiscal 2006 was $27.7 million compared with $5.4 million in revenue from continuing operations for the same quarter of the prior year, an increase of 410%. Net income was $92,900 in the second quarter of fiscal 2006, compared with a net income (loss) of $(185,865) in the second quarter of fiscal 2005, an increase of $278,765. Revenue for the six month period ending June 30, 2006 was $45.1 million compared with $8.1 million in revenue for the comparable period in the prior year, an increase of 456%.

The non-GAAP operating income for the second quarter was $696,243, or $0.04 per actual share outstanding (15,752,435 on June 30, 2006). Non-GAAP operating income presents the company's operating income adjusted to exclude the following expenses: interest ($166,423), depreciation and amortization ($63,338), changes in allowance for doubtful accounts ($38,104), amortization of non competes ($133,478), and a bad debt write-off ($202,000). The exclusion of such items is not in accordance with generally accepted accounting principles and is not intended as a substitute for GAAP operating income or any other GAAP measure, and may not be consistent with similar measures used by other companies. Resolve’s management believes that certain non-GAAP information can be a meaningful measure of operating performance because it measures the principal operating results that can be directly influenced by management. Accordingly, it is often used to measure the performance of the company against its operational objectives.

Resolve Staffing has laid the foundation for building a national Human Resource Outsourcing (HRO) company. The Company has made numerous strides to progress in a positive direction that management believes will build a foundation for shareholders to see the benefits of in 2006 and beyond. There has been a great deal of time and expense integrating this rapid growth. Even with this investment in infrastructure, our second quarter results still showed a profit. As Resolve moves forward in 2006, and as operational efficiencies are increased, the Company expects both revenues and profitability to continue to increase. Resolve is focused on increasing gross profit margins, reducing operational redundancies, consolidating business functions, and exploiting new revenue producing opportunities. Resolve has also developed the corporate infrastructure to handle continued growth. The Company has accomplished its stated goals and continues to move forward.

Ron Heineman, Chief Executive Officer, commented: "We had a good quarter and our business continues to grow. Consistent revenue growth reflects our strengthening position as a premier human resource company. We had previously stated that we were on a run rate of $100 million in sales and our second quarter demonstrates this expectation. Moreover, sales for the month of July reached $13 million. Our outlook for 2006 continues to remain positive and we remain confident about the market opportunity ahead of us. We continue to experience growth in sales and expect profitability to strengthen through the remainder of the year. The Company continues to effectively execute its business plan and we look forward to a strong second half of the year."

About Resolve Staffing, Inc.

Resolve Staffing is a national provider of outsourced human resource services. With 63 offices reaching from New York to California, the Company provides a full range of supplemental staffing and outsourced solutions, including solutions for temporary, temporary-to-hire, or direct hire staffing in the medical, trucking, garment, clerical, office administration, customer service, professional and light industrial categories. For additional information on Resolve Staffing visit our website www.resolvestaffing.com.

This press release contains forward-looking statements covered within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, plans and timing for the introduction or enhancement of our services and products, statements about future market conditions, supply and demand conditions, and other expectations, intentions and plans contained in this press release that are not historical fact and involve risks and uncertainties. Our expectations regarding future revenues depend upon our ability to develop and supply products and services that we may not produce today and that meet defined specifications. When used in this press release, the words "plan," "expect," "believe," and similar expressions generally identify forward-looking statements. These statements reflect our current expectations. They are subject to a number of risks and uncertainties, including, but not limited to, changes in technology and changes in pervasive markets. These risks and uncertainties may cause the actual results of the Company to be materially different from any future results expressed or implied. Factors that could affect future results include economic conditions in the Company's service areas, the effect of changes in the Company's mix of services on gross margin, the Company's ability to successfully integrate acquired businesses with its existing operations, future workers' compensation claims experience, the effect of changes in the workers' compensation regulatory environment in one or more of our primary markets, and collectibility of accounts receivable among others. Other important factors that may affect the Company's future prospects are described in the Company's 2005 Annual Report on Form 10-KSB. Although forward-looking statements help to provide complete information about the Company, readers should keep in mind that forward-looking statements may be less reliable than historical information. The Company undertakes no obligation to update or revise forward-looking statements in this release to reflect events or changes in circumstances that occur after the date of this release.

Contact:
Don Quarterman
770-900-4856
ir@resolvestaffing.com